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                                                             EXHIBITS 5 and 23.4













                        Taft, Stettinius & Hollister LLP
                              1800 Star Bank Center
                                425 Walnut Street
                           Cincinnati, Ohio 45202-3957

                                  June 9, 1998



Securities & Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir or Madam:

         We have acted as counsel for The Kroll-O'Gara Company (the "Company") in connection with its filing of a Registration Statement on Form S-3 concerning the registration of up to 106,629 shares of common stock, $.01 par value (the "Common Stock"), to be sold by the members of the Selling Shareholder group identified in the Registration Statement.

         It is our opinion that the registration of the shares of Common Stock covered by the Registration Statement and the issuance of such shares by the Company have been duly authorized by all necessary corporate action by the Company and that, when issued in accordance with the terms of the agreements providing for their issuance, such shares will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an Exhibit to the aforesaid Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus.

                                          Yours very truly,



                                          /s/ Taft, Stettinius & Hollister LLP